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NEWS RELEASE

        Summary:                Customedix Corporation (AMEX:CUS)
                                Order and Final Judgment in
                                Delaware Litigation becomes final

        Company Contact:        Joseph A. MacDougald
                                Director of Investor Relations
                                (203) 284-9079

FOR IMMEDIATE RELEASE:

        WALLINGFORD, CONNECTICUT, September 27, 1996 . . . .
CUSTOMEDIX CORPORATION (AMEX:CUS) announced today that the Order and Final Judgment entered by the Delaware Chancery Court on August 27, 1996 in the consolidated stockholder litigation In Re Customedix Corporation Shareholders Litigation (C.A. No. 14812) (the "Consolidated Action"), became final yesterday upon the expiration of the 30-day period for appeal. The Order and Final Judgment was entered pursuant to a Stipulation of Settlement, dated July 25, 1996, between the parties to the litigation.

        Pursuant to the Order and Final Judgment, the Court, among other things, (i) certified the Consolidated Action as a class action on behalf of a plaintiff class (the "Class") composed of all record and beneficial owners of shares of Customedix stock from and including February 5, 1996, through and including the date of consummation of the proposed merger of Customedix and CUS Acquisition, Inc., a recently-formed corporation to be owned by Dr. Gordon Cohen, Chairman of the Board and Chief Executive Officer of Customedix, and a partnership comprised of certain trusts for the benefit of members of the Cohen family, as contemplated by the Agreement and Plan of Merger, dated as of June 10, 1996, between CUS Acquisition, Inc. and Customedix; (ii) approved the Stipulation of Settlement, and the terms and conditions of the settlement set forth in the Stipulation, as fair, reasonable and adequate; and (iii) dismissed the Consolidated Action with prejudice against plaintiffs and each member of the Class on the merits.

        Pursuant to the Stipulation, the parties have the option to withdraw from the settlement under certain circumstances, including in the event the merger of Customedix and CUS Acquisition, Inc., is not consummated in accordance with the terms of the Agreement and Plan of Merger.

        Under the terms of the proposed merger, all stockholders of Customedix, other than Dr. Cohen and the Cohen family trust partnership, will receive $2.375 for each share of Customedix stock owned by them. Consummation of the proposed merger is subject, among other things, to the approval by the Customedix stockholders at a Special Meeting of Stockholders scheduled for September 30, 1996.